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Cabletron Systems, Inc.

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Enterasys Networks Fact Sheet

We build the communications infrastructure for global business.

Senior Management

Henry P. Fiallo
President

John J. Roese
Chief Technology Officer

Garry K. McGuire
Executive Vice President
of Global Marketing

Robert A. Daigneault
Executive Vice President
of Global Sales

Beth Richardson
Executive Vice President
of Human Resources

Tom Bunce
Executive Vice President
of Engineering

Ron Rando
Executive Vice President
of Services and Support

Fast Facts

  Headquarters: Rochester, New Hampshire
  Recent recognition:
  --RoamAbout Wireless and the SmartSwitch Router named "Best of Breed" by Internet Week
  --SmartSwitch Router named #1
  in Layer 3 switching for three
  consecutive quarters
  --RoamAbout and SmartSwitch Router named "Product of the Year" by Network Magazine
  Intellectual property: More than 600 patents
  Standards-body participation: IEEE, IETF, IRTF

  Partners

  Cirilium
  Citrix Systems
  EMC
  Microsoft
  Netscape
  SAP
  Siemens

Enterasys Networks will provide powerful and intelligent infrastructure solutions for today's Global 2000 enterprise customers. By optimizing its solutions to support converged voice, video and data resources, Enterasys builds a solid end-to-end foundation for the seamless deployment of emerging e-business applications. Flexible and highly manageable, Enterasys solutions scale to meet changing customer demands while protecting investments and lowering cost of ownership. With industry-proven technology, strategic partnerships and 24 x 7 worldwide support, Enterasys delivers maximum competitive advantage through the communications infrastructure.

Enterasys Solutions

Our high-density, scalable multilayer switching solutions can be deployed from the workgroup to the wiring closet to the data center to enable e-commerce, enterprise resource planning, telemedicine, distance learning, voice/video/data, and the other emerging applications that drive your e-business. With the features customers are looking for-pinpoint traffic control at critical access points, guaranteed QoS, security, traffic shaping to enforce SLAs, wire-speed Layer 2-4 services, multiple technology support, 100% network availability, industry-standard management, and more-Enterasys switching solutions are building the next-generation IT infrastructure.

Switch routing solutions deliver reliable, secure end-to-end connectivity from the data center to the wiring closet and out to the WAN. Products like Enterasys' industry-leading SmartSwitch Router support all critical applications with wire-speed performance and guaranteed QoS. Customers receive high availability of internal and external networks-including e-commerce-with Gigabit Ethernet power and application control. High-speed routing combined with server load balancing provide on-demand access to business-critical applications such as web content, SAP and voice/video/data. Application content verification guarantees you get exactly what's expected-no latency, no corruption, no surprises.

Our VPN solutions deliver secure, low-cost connectivity combining the global reach and convenience of the Internet with the security and control of a private network. Customers win with better lines of communication with customers, partners and suppliers; a more cost-effective solution for connecting branch offices and remote users; and a reduction in IT equipment, bandwidth and management costs. Secure, scalable and standards based, Enterasys VPN solutions provide market-leading price and performance, along with integrated routing and WAN capabilities that support L2TP, IPSec and Microsoft Windows 2000 clients.

  Powering a mobile workforce, Enterasys wireless solutions offer enhanced user mobility, ease of installation, extended connectivity, increased productivity, and great cost savings. Benefit from award-winning features including uninterrupted access, 802.11b compliance, vendor interoperability, easy upgrades and free configuration tools–as well as the vital security you expect. Named Network Magazine Product of the Year and InternetWeek Best of Breed, Enterasys' RoamAbout is an ideal choice for customers in health care, government, schools and universities, historical sites, Fortune 500 companies, or any organization looking for a solution to extend their enterprise-wirelessly.

  Enterasys convergence solutions integrate voice, video and data, unlocking full business potential with near toll-quality sound with no delays, no echoes and no forklift. Our industry-leading, standards-based solutions–including gateways, routers and management applications–offer support for features like unified messaging, call centers, touch-to-talk, instant messaging and more.

  Engineered for the way businesses do business, Enterasys management solutions help customers maximize network availability and control costs. NetSight is a standards-based application (802.1Q) that unlocks the benefits of Enterasys solutions and lets you manage multivendor networks. Inherent bandwidth management for e-commerce, intranets and extranets ensures that corporate users and on-line customers get the bandwidth they need, every time, all the time. Application-aware management lets you create virtual workgroups based on application needs; prioritize applications and apply QoS to the most important–VoIP, SAP, Data Warehousing. And decision-enabled access lets you manage individual users, not just the device, providing pinpoint control of how the network is being used.

  To Learn More

  To find out more about Enterasys Networks, contact your sales representative or authorized reseller, or visit us on the web at www.enterasys.com.

  Headquarters 35 Industrial Way, Rochester, NH 03867

  P: 603-332-9400 F: 603-337-2211

Aprisma Management Technologies Fact Sheet

Infrastructure management for enterprise, service provider and broadband networks

Senior Management

Mike Skubisz
President

Katrinka McCallum
General Manager and
Senior Vice President

Darren Orzechowski
Vice President of Marketing

Christopher Crowell
Vice President of Engineering

Fast Facts

  Headquarters: Durham, NH; 350 employees
  R&D Facilities: US, UK, India
  Intellectual Property: Over 30 patents related to artificial intelligence, service assurance and scalability

Market Focus

  Content Providers: ASPs, ISPs and hosting
  Broadband Access Providers: MSOs, ILECs, and CLECs FR, CATV, xDSL and Wireless Local Loop
  Managed Services Providers: MSPs, IXCs, and Outsourcers
  Enterprise: Finance, government, health care, manufacturing, Fortune Global 1000

Partners

Attention Software
BMC Software
Dirig Software
Cisco Systems
Gecko Software
Concord Communications
ICS Software
Lucent INS
Metrix
MicroMuse
NextPoint Networks
Opticom, Inc.

Aprisma Management Technologies will provide e-business infrastructure management software for enterprise, content and managed service provider and broadband networks. Aprisma's SPECTRUM software suite bridges the gap between legacy network management platforms and technology point tools, providing enterprise IT organizations and service providers visibility and control of the networks, systems and applications that are important to the reliable delivery of business-critical services.

Aprisma's SPECTRUM suite manages some of the largest and most complex multivendor IT infrastructures in the world, including Deutsche Telekom, AT&T, Sprint, MCI, British Telecom and France Telecom. Each of these customers manages more than a million devices using SPECTRUM and its standards-based support for LAN, WAN, ATM, telephony and digital broadband cable environments.

Aprisma's market opportunity is fueled by the unprecedented build-out of network infrastructures. According to Dataquest, the infrastructure management market is expected to eclipse $28 billion by 2003. And with unprecedented growth comes unparalleled complexity. Every new end user, device or application that is added to the e-business infrastructure increases its complexity exponentially. Like never before, executives, CIOs, network managers and IT specialists are being called on to support strategic e-commerce initiatives that are completely reliant on their organizations' ability to manage complex infrastructure resources to their competitive advantage. Further complicating the situation, IT groups are being asked to drive these initiatives while contending with tight budget restrictions and intense staffing shortages.

Given these trends, infrastructure reliability and performance is no longer an option; it is a strategic imperative. Businesses are relying on today's networks for their very survival. Performance bottlenecks, and costly and aggravating interruptions in service are unacceptable. When the network goes down, so does the business–forever damaging a company's brand and reputation.

Aprisma understands network assurance and uptime. We pioneered the field of infrastructure management with the introduction of our flagship SPECTRUM software suite.With support for a rapidly growing list of over 500 products from the industry's leading network and telecommunications vendors, we are at the forefront in integrated network and service level management.

SPECTRUM Infrastructure Management

Simply put, e-business infrastructures are a complex combination of IT systems, applications and devices that provide service to business operations. To meet growing demands, SPECTRUM has evolved from a fault-isolation paradigm to a full-featured fault-management system in which the isolation of faults is just one component.The power of SPECTRUM lies within late-breaking technologies, third-party solution integrations and a series of carefully designed and positioned business solution suites that have transformed SPECTRUM into a model foundation offering end-to-end e-businesses service assurance.

The secret behind SPECTRUM is its patented Inductive Modeling Technology ® (IMT). Using IMT, SPECTRUM can intuitively discover, model and monitor the network of an entire enterprise–no matter the size or breadth of locations–immediately notifying network managers when a failure, bottleneck or deterioration of service takes place.

But more importantly, SPECTRUM can proactively isolate potential issues before they become catastrophic problems that threaten to bring down the network and the business.With advanced fault-isolation capabilities, SPECTRUM can also pinpoint the source of a problem, and proactively take action to resolve it.

To Learn More

For more information on Aprisma and any of our SPECTRUM solutions, call us at 877-437-0291, or visit our web site at www.aprisma.com. Press information can be found at www.aprisma.com/ournews.

Headquarters 121 Technology Drive, Durham, NH 03824 P: 603-337-7000 F: 603-337-7534

Riverstone Networks Fact Sheet

e-nabling service provider infrastructure

Senior Management

Romulus Pereira
President and CEO

John Kern
Vice President of Sales Operations

Sam Boyd
Executive Vice President of Operations and Quality

Suresh Gopalakrishnan
Vice President of Engineering

Andrew Feldman
Vice President of Corporate
Development and Corporate Marketing

Jamal Rabbani
Vice President of Manufacturing Operations and Logistics

Locations

Riverstone Networks is headquartered in Santa Clara, California, with offices in Denver, New York and London

Number of Employees

Riverstone Networks has approximately 250 employees

Partners

Nokia

Checkpoint

F5 Networks

Industry Alliances

Application Service Provider Industry Consortium

Web Site

www.riverstonenet.com

Riverstone Networks will provide high-performance networking systems that enable service provider infrastructure. Starting from the customer premises, ranging across the metro network, into the hosting center and across WAN backbones, Riverstone networking equipment enables an end-to-end, service-rich infrastructure.

Target Market

Riverstone solutions target the infrastructure needs of Internet Service Providers, Multi-Service Operators and Metropolitan Network Providers as well as the data center needs of co-location, Content Hosting and Application Service Providers. Riverstone's products scale from the smallest point-of-presence to the largest network access point. Our solutions enable service providers to offer enhanced services to their customers, thereby increasing revenues and profitability. By facilitating the rapid creation of new products and services, these solutions can help prevent subscriber churn and increase customer loyalty.

Our Products

The Riverstone product line includes Internet routers, application-aware switch routers, intelligent load balancers, web cache redirectors and software tools for provisioning, accounting, billing, monitoring, fault isolation and service-level management. Riverstone Networks' solutions are based on the RS family of switch routers (RS 2000/2100 and 8000/8600) and the IA family of advanced web switches (IA 1100/1200). These scalable platforms deliver wire-rate performance, rich service provider features, market-leading port density, pinpoint control of traffic, and optimal bandwidth efficiency.

Partners

Riverstone Networks partners with best-of-breed companies to complement its service provider solution offerings. These partners include Nokia and Checkpoint which together offer a comprehensive line of products for Internet security applications. F5 Networks, Inc. is another key partner providing integrated Internet traffic and content management solutions designed to improve the availability and performance of mission-critical Internet-based servers and applications.

Industry Alliances

Riverstone Networks is an executive member of the Application Service Provider Industry Consortium–an
international advocacy group dedicated to fostering greater understanding of, and guidelines for, the ASP market.

Management Team

Led by its President and CEO, Romulus Pereira, Riverstone Networks has drawn management and engineering talent from the leading providers of high-performance networking, including Cisco Systems, Inc., Cabletron Systems, Inc., Hewlett-Packard Company, Nortel Networks, Intel Corporation and Sun Microsystems, Inc. With over 10 years of industry experience, Romulus was Cabletron's Chief Operating Officer (COO), responsible for directing Cabletron's engineering, sales, services and marketing organizations. In addition, Romulus served as General Manager of Cabletron's service provider business. Romulus was one of three founders of YAGO Systems where he served as Chief Technology Officer and Vice President of Engineering. Prior to co-founding YAGO, Mr. Pereira was at Cisco Systems and Kalpana where he drove hardware interface specifications and designed hybrid-switching engines.

To Learn More

For more information about Riverstone Networks, contact your sales representative or authorized reseller, or visit us on the web at www.riverstonenet.com.

Headquarters 5200 Great America Parkway, Santa Clara, CA 95054

P: 408-878-6500 F: 408-878-6501

Cabletron Systems Fact Sheet

Senior Management

Piyush Patel
Chairman, Chief Executive Officer

David Kirkpatrick
Corporate Executive Vice President,
and Chief Financial Officer

Eric Jaeger
Executive Vice President of Corporate Affairs

Fiscal Calendar

March 1 – June 3, Q1 FY 2001

June 4 – September 2, Q2 FY 2001

September 3 – December 2,
Q3 FY 2001

December 3 – March 3, Q4 FY 2001

Financial Information
(as of 5/5/00)

Market Capitalization: $5.0 billion

52 Week Hi/Low: $49.00/$7.25

Closing Price as of 5/5/2000: $26.88

Share Information
(as of 5/5/00)

Shares Outstanding: 184,535,909

– 58% held by institutions

– 32% held by individuals

– 10% held by management

Stock Information

Traded over NYSE under symbol CS

Initial Public Stock Offering, May 1989

Subsequent Public Stock Offerings

December 1990, September 1991

November 1992, September 1993

Stock Split

2.5-for-1 common stock split, September 1994

2-for-1 common stock split, November 1996

Index

Member of S&P 500 Index

Cabletron Systems is an S&P 500 index corporation and has been listed on the New York Stock Exchange for more than a decade under the symbol CS. In July 2000 Cabletron Systems intends to launch four innovative, customer-focused telecommunications and networking organizations, following shareholder approval of the transformation of Cabletron's business:

  Aprisma Management Technologies
  Enterasys Networks
  GlobalNetwork Technology Services (GNTS)
  Riverstone Networks

Investment Highlights for Q4 FY2000

  Sales increased 10.6% year over year to $381.8 million.
  On a pro forma basis, net income increased to $28.1 million, an increase of 28% sequentially.
  R&D, at 11% of revenue, remained an integral part of our commitment to grow through innovation.
  Cabletron continues to have no long-term debt.
  Inventory turns increased to 10.0 turns. This is the highest level the company has achieved in its history.

Business Highlights

  Aprisma (December 15, 1999)–Aprisma Management Technologies was launched as an independent division to provide intelligent IT management solutions through the industry-leading SPECTRUM® software suite. This begins to unlock the shareholder value in Aprisma and brings to Aprisma the focus necessary to be competitive in the multivendor management market. IDC projects the worldwide market for network management products will top $4.4 billion by 2003.
  Manufacturing (January 19, 2000)–Cabletron and Flextronics International announced an agreement under which Cabletron divested manufacturing and repair services operations located in New Hampshire and Ireland to Flextronics. Under terms of the agreement, Flextronics acquired the manufacturing-related assets and inventories for approximately $80 million and hired Cabletron's worldwide manufacturing workforce of approximately 1,000.
  Layer 3 (February 1, 2000)–Cabletron was named market-share leader in the low-blocking, high-performance Layer 3 switching sector according to GartnerGroup Dataquest. This marks the third consecutive quarter that Cabletron has been ranked number one in market share in Layer 3 switching, a sector critical to next-generation Internet service providers, content hosting companies and e-business-reliant enterprises.
  Corporate Transformation (February 10, 2000)–Cabletron announced plans to fundamentally transform its business through the formation of four independent operating companies. These companies–Riverstone Networks, Enterasys Networks, GlobalNetwork Technology Services and Aprisma Management Technologies–will focus on the key high-growth areas of the communications marketplace: service provider, enterprise e-business, professional services and infrastructure management.
  Silver Lake (February 24, 2000)–Silver Lake has agreed to invest up to $200 million in Cabletron and its four proposed subsidiary companies–Riverstone, Enterasys, GNTS and Aprisma. The investments are intended to fuel the rapid expansion of these new companies in their target high-growth markets.

To Learn More

To find out more about Cabletron Systems, contact your sales representative or authorized reseller, or visit us on the web at www.cabletron.com.

Corporate Headquarters 35 Industrial Way, Rochester, NH 03867 P: 603-332-9400 F: 603-337-2211

GlobalNetwork Technology Services Fact Sheet

Network infrastructure solutions that optimize application availability and network performance

Senior Management

Earle S. Humphreys
President and Chief Executive Officer

Richard K. Meares
Chief Operating Officer

Mark Ott
Chief Financial Officer

Frank Fazio
Senior Vice President of Sales

Fast Facts

  Approximately 300 employees, consultants and project managers
  Global presence in more than 66 locations
  Average GNTS consultant has
  6 years of internetworking
  experience

Market Overview

The global demand for network-related communications, consulting and integration services is exhibiting rapid growth due to the increasing dependence on complex networking environments. International Data Corporation estimates that the worldwide market for these services will grow from $12.1 billion in 1998 to $25.5 billion by 2003, or a compounded annual growth rate (CAGR) of 16.1% for the 1998-2003 period.

GNTS Strategy

  Focused Direct: We deliver directly to select strategic accounts, many global
  Scalable: By leveraging proprietary tools and methodologies
  Channel: Sell and deliver through channel to expand market reach
  Acquisitions Market: Adding key skills and/or presence in targeted geographical regions
  Results: We sell results and deliverables, not hours

GlobalNetwork Technology Services (GNTS) will be a networking consulting firm focused on providing network infrastructure solutions to enterprise customers, service providers and service partners. GNTS and its authorized service partners offer a full range of programs that help to make proactive support and advanced network management a convenient and affordable reality. We work with our partners to align and map the right technology solutions to meet clients' specific business needs.

Recent Acquisitions Expand Capabilities and Global Reach

  Georetiary Networks, Inc. of Columbus, Ohio expands our capabilities in information security services and e-commerce assurance.
  Prolink Systems, Inc. of Roswell, Georgia focuses on high-end wireless projects for Metropolitan Area Networks (MANs).
  Tie-Line Consultaores Associados LTDA of Brazil provides outsourcing expertise and premier PBX/voice skills throughout South America.

Technology/Vendor Expertise

  Hardware competencies include multivendor switching and routing, VPN/remote access, directory services, policy management and load balancing.
  Software competencies include BMC, CiscoWorks, Concord, OpenView, Metrix, Netview, Opticom, SPECTRUM, Tivoli and Unicenter.
  Network vendor competencies encompass Enterasys, Cisco, 3Com, Nortel and others.

GNTS Powered Services' Competitive Advantage

GNTS has developed an innovative methodology and proprietary tools that enable partners to deliver high-quality service using existing skills and resources. GNTS has standardized the process for delivering common services by dividing them into smaller standardized parts which can be performed by our service partners' IT generalists.

ResultsOneSM Methodology, A Unique Approach to Project Management

Our scalable ResultsOneSM methodology frames a nucleus of people, processes and technology, and is the bedrock for all our engagements. It is matrixed into projects conducted by all our practices to ensure consistent execution. We believe it represents a differentiating factor and is key to the success of our projects.

The GNTS ResultsOne Methodology core competencies include solutions for Strategic Assessment, Technology Migration and Rollout, Risk Assessment and Management, Process Improvement and Reengineering, Program Crisis Resolution, Multivendor and Multi-Industry Expertise.

Areas of Expertise

  In order to provide solutions that help clients achieve their business goals, regardless of networking technology, GNTS is structured into distinct, focused areas:

  Internetworking Design-The design and build-up of network solutions in support of e-commerce and other strategic business initiatives.

  Network Management-Services aimed at improving the price, performance and scalability of the client's network management application.

  Network Assessment and Optimization-Proven, accurate ways to measure and optimize performance across the full range of network operational areas.

  OutSourcing-Complete outsourced network solutions that better enable the client to focus of  their core business, while avoiding major investments in tools, support infrastructure and internal staff. The Continuous Improvement Process (CIP) is a GNTS service to help meet clients' service level agreements (SLA).

  Information Assurance-Critical networking solutions for the Internet community, including
  e-commerce solutions, Internet connectivity, security assessment and assurance, security system design, and training.

To Learn More

For more information on GlobalNetwork Technology Services and any of our service offerings, call us at 603-332-9400 or visit our web site at www.globalnts.com.

Headquarters 28 Industrial Way, Rochester, NH 03867 P: 603-332-9400 F: 603-422-9010